Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 28, 2000, by and between MEDIMORPHUS.COM, INC., a Delaware corporation (“MEDIMORPHUS”), and Scott Beck (the “Employee”).

W I T N E S S E T H:

WHEREAS, MEDIMORPHUS desires to retain the Employee to serve as Chief Sales and Marketing Officer of MEDIMORPHUS; and

WHEREAS, the Employee is willing to perform such services for MEDIMORPHUS under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements for the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Employment.

MEDIMORPHUS hereby employs the Employee, and the Employee hereby accepts employment with MEDIMORPHUS, to serve as MEDIMORPHUS’s Chief Sales and Marketing Officer (or in such other position as the Chief Executive Officer of MEDIMORPHUS (the “CEO”) may from time to time direct), such employment for the term set forth in Section 2 (unless sooner terminated as provided herein) and subject to the other terms and conditions set forth in this Agreement. In connection with such employment, the Employee shall report to the CEO or to such other person as the CEO may designate and agrees to render such services as the CEO or the CEO’s designee may from time to time direct. The Employee agrees to devote his best efforts and substantially all of his business time to the affairs of MEDIMORPHUS and its subsidiaries and affiliates.

Section 2. Term.

This Agreement is for a period (the “Term”) commencing on the date hereof and terminating, subject to Section 4 of this Agreement, upon the earliest of (i) the first anniversary of the date of this Agreement; however, subject to (ii) and (iii) below, the Term shall be extended for one year on each anniversary of the date of this Agreement, beginning on the first anniversary of the date of this Agreement, unless either party gives written notice to the other party at least 30 days prior to the expiration of the then applicable Term of such party’s election not to so extend the Term, (ii) the

Employee’s resignation (with or without Good Reason), permanent disability (as determined by the Board in its good faith judgment) or death or (iii) such time as MEDIMORPHUS terminates the Employee (with or without Cause).

Section 3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, MEDIMORPHUS shall pay to the Employee an annual base salary (the “Base Salary”) at a rate not less than $120,000 per year, such salary to be paid in equal installments over the Term in accordance with MEDIMORPHUS’s customary payroll practices. Such Base Salary may be increased or reduced (but not below $120,000) by the CEO from time to time. The Base Salary for any partial year of the Employee’s employment hereunder shall be pro rated based on the number of days elapsed in such year.

(b) Annual Bonus. In addition to the Base Salary provided for in Section 3(a) above, the CEO may award the Employee a performance bonus based on a bonus plan to be established by the CEO after the date hereof for each fiscal year in which MEDIMORPHUS exceeds certain objective performance criteria to be established with respect to each fiscal year by the CEO in accordance with such bonus plan the exact amount of such bonus to be determined with respect to each fiscal year by the CEO. Such bonus shall be payable at the same time as other annual bonuses paid to senior management employees of MEDIMORPHUS.

(c) Incentive Benefit Plans. During the Term, the Employee shall be entitled to participate in any stock option or similar equity-based incentive compensation plans, programs and arrangements (“Incentive Plans”) which are generally available to senior management employees of MEDIMORPHUS from time to time. Without limiting the generality of the foregoing, the Employee shall be entitled to participate in the CMS Capital Ventures, Inc. (“CMSCV”) 2000 Stock Option Plan (the “Stock Option Plan”) and to purchase up to 1,816 shares of CMSCV’s Common Stock, par value $.01 per share, pursuant to the Stock Option Plan, which shares shall be subject to the vesting schedule and other provisions set forth in the Stock Option Plan and in the stock option agreement to be executed by the Employee and CMSCV in connection with the Stock Option Plan.

(d) Retirement and Welfare Benefits. During the Term, the Employee shall be eligible to participate in those retirement plans (the “Retirement Plans”) provided to senior management employees of MEDIMORPHUS, and participate fully in those health benefit programs, insurance programs and other similar employee welfare benefit arrangements available to senior management employees of MEDIMORPHUS and shall be provided benefits under such plans and arrangements substantially equivalent to the benefits provided to other senior management employees of MEDIMORPHUS.

(e) Business Expenses. The Employee will be reimbursed by MEDIMORPHUS for all ordinary, necessary and reasonable business expenses incurred by him in connection with his performance of services pursuant to this Agreement (including, without limitation, expenses for authorized travel and entertainment incurred in conducting or promoting business for

MEDIMORPHUS) upon submission by the Employee of receipts and other documentation in accordance with MEDIMORPHUS’s normal reimbursement policies and procedures in effect from time to time.

(f) Taxes. All compensation payable to the Employee hereunder shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

Section 4. Termination.

(a) Termination by MEDIMORPHUS. MEDIMORPHUS may, without further liability hereunder, terminate the Employee’s employment hereunder for “Cause.” “Cause” for termination by MEDIMORPHUS of the Employee’s employment shall mean the occurrence of any one of the following events, acts by the Employee or failures by the Employee to act:

(i) the commission of an act of fraud or embezzlement;

(ii) the commission of a felony;

(iii) willful misconduct as an employee of MEDIMORPHUS or any of its subsidiaries or affiliates which is reasonably likely to result in material injury or financial loss to MEDIMORPHUS or any of its subsidiaries or affiliates;

(iv) failure to render services to MEDIMORPHUS or any of its subsidiaries or affiliates in accordance with employment duties or CEO instructions, which failure amounts to a material neglect of duties to MEDIMORPHUS, its subsidiaries or affiliates; and

(v) the material breach of this Agreement or any other material agreement with MEDIMORPHUS or any of its subsidiaries or affiliates to which the Employee is party.

(b) Termination by the Employee. The Employee may terminate this Agreement for “Good Reason.” “Good Reason” for termination by the Employee of this Agreement shall mean the occurrence (without the Employee’s express written consent) of any one of the following acts by MEDIMORPHUS, or failures by MEDIMORPHUS to act:

(i) the assignment of the Employee to any position or the assignment to the Employee of any duties which would significantly reduce the responsibility or authority assigned to the Employee hereunder as Chief Sales and Marketing Officer of MEDIMORPHUS; and

(ii) the failure by MEDIMORPHUS to pay to the Employee any portion of the Base Salary or the payments and other benefits contemplated by Section 3(b) - (e) within fourteen (14) business days of the date such compensation or other payments and benefits are due (unless the Employee has committed an act or has failed to act in such a manner as would constitute Cause hereunder).

(c) Date of Termination. “Date of Termination” shall mean the date upon which employee ceases to be employed (other than a termination by reason of the Employee’s death, which shall be effective as of the date of the Employee’s death).

Section 5. Compensation Upon Termination.

(a) Upon termination of this Agreement by MEDIMORPHUS other than for Cause or upon termination of this Agreement by the Employee for Good Reason:

(i) MEDIMORPHUS shall pay to the Employee, within 30 days after the Date of Termination, (i) all unpaid amounts, if any, to which the Employee was then entitled as of the Date of Termination under Sections 3(a) or 3(b) hereof and (ii) all unpaid amounts to which the Employee was then entitled under the Incentive Plans, the Retirement Plans and any other unpaid employee benefits, prerequisites or other reimbursements;

(ii) MEDIMORPHUS shall pay to the Employee, an aggregate amount equal to 0.25 times his then-current Base Salary within 30 days after the Date of Termination; and

(iii) to the extent permitted under the terms and conditions of each applicable plan or arrangement, MEDIMORPHUS shall pay to the Employee (or the beneficiary, if applicable) a lump sum payment, in cash, within 30 days after the Date of Termination, equal to the Employee’s accrued and vested benefits (or the actuarial equivalent, if applicable) as of the Date of Termination under each of the Retirement Plans and the Incentive Plans.

In the event that this Agreement is terminated by reason of the Employee’s death or permanent disability, the Employee shall be entitled to the payments and benefits described in clauses (i) and (iii) above.

(b) All of the Employee’s rights to Base Salary, benefits and bonuses hereunder (if any) which would accrue or become payable after the Date of Termination shall cease upon such Date of Termination.

(c) Notwithstanding anything in this Agreement to the contrary, MEDIMORPHUS shall have no obligation to pay any amounts otherwise payable under Section 5(a) above if the Employee breaches any provision of Section 6 hereof.

Section 6. Restrictive Covenants.

(a) In further consideration of the compensation to be paid to the Employee hereunder, the Employee acknowledges that in the course of his employment with MEDIMORPHUS and its subsidiaries and affiliates he has and shall further become familiar with certain confidential and proprietary information of MEDIMORPHUS and its subsidiaries and affiliates and that his services have been and shall continue to be of special, unique and extraordinary value to MEDIMORPHUS and its subsidiaries and affiliates. Therefore, the Employee shall not at any time during the Term and for three (3) months thereafter (the “Non-Compete Period”) directly or indirectly engage in any business on behalf of any other company or himself and shall not directly or indirectly own an interest in (except for the passive ownership of less than 5% of the issued and outstanding stock of a publicly-traded corporation), manage, operate, join, control, be employed by or participate either directly or indirectly in the ownership, management, operation or control of, or be connected in any manner with, any business which is a direct or indirect competitor of MEDIMORPHUS or its subsidiaries or affiliates. For all purposes hereunder, “competitor” shall mean any company engaged in the business of medical staffing or healthcare staffing (whether the staffing be for temporary or permanent placement of personnel and whether performed in traditional methods or with the use of the Internet) within the United States of America or its territories or possessions (and such activities shall be referred to as “competitive activities”).

(b) Unless authorized or instructed in writing by MEDIMORPHUS, the Employee shall not, except as required in the conduct of MEDIMORPHUS’s and its subsidiaries’ and affiliates’ businesses (and then only on a need-to-know basis), during or at any time after the Term, disclose to any unauthorized person, or use for his own purposes, any of MEDIMORPHUS’s or any of its subsidiaries’ or affiliates’ inventions or discoveries or its secret or confidential information, knowledge or data (oral, written or in machine-readable form) which the Employee may obtain or have obtained during the course of or in connection with the Employee’s employment by MEDIMORPHUS and its subsidiaries and affiliates, including all such inventions, discoveries, information, knowledge or data, whether developed by the Employee, by other consultants or personnel of MEDIMORPHUS or its subsidiaries or affiliates or obtained by the Employee, MEDIMORPHUS or such subsidiaries or affiliates from unaffiliated third parties, and irrespective of whether such inventions, discoveries, information, knowledge or data have been identified by MEDIMORPHUS or its subsidiaries or affiliates as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, information, knowledge or data become available to the public otherwise than by the Employee’s act or omission. Notwithstanding the foregoing, the Employee shall be permitted to disclose such information to the extent required by applicable law or court order so long as the Employee: (i) notifies MEDIMORPHUS in writing as soon as possible but in no event later than ten (10) days prior to such disclosure, (ii) cooperates with MEDIMORPHUS and its subsidiaries and affiliates to preserve the confidentiality of such information consistent with applicable law or court order, and (iii) uses its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

(c) During or at any time after the Term, the Employee shall not, except as required in the conduct of MEDIMORPHUS’s and its subsidiaries’ and affiliates businesses (and then only on a need-to-know basis), disclose to others, or use for his own purposes, any of the information relating to present and prospective customers of MEDIMORPHUS or its subsidiaries or affiliates, business dealings with such customers, prospective deals and advertising programs and agreements with representatives or prospective representatives of MEDIMORPHUS or its subsidiaries or affiliates, present or prospective sources of supply or any other business arrangements of MEDIMORPHUS or its subsidiaries or affiliates, including, but not limited to, customers, customer lists, costs, prices and earnings, whether such information is developed by the Employee, by others in MEDIMORPHUS or any of its subsidiaries or affiliates or obtained by MEDIMORPHUS or any of its subsidiaries or affiliates from third parties, and irrespective of whether such information has been identified by MEDIMORPHUS or its subsidiaries or affiliates as secret or confidential, unless and until, and then to the extent and only to the extent that, such information becomes available to the public otherwise than by the Employee’s act or omission. Notwithstanding the foregoing, the Employee shall be permitted to disclose such information to the extent required by applicable law or court order so long as the Employee: (i) notifies MEDIMORPHUS in writing as soon as possible but in no event later than ten (10) days prior to such disclosure, (ii) cooperates with MEDIMORPHUS and its subsidiaries and affiliates to preserve the confidentiality of such information consistent with applicable law or court order, and (iii) uses its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

(d) During the one-year period following the Date of Termination, the Employee shall not directly or indirectly through another entity solicit business from or service any person, firm or entity which was a customer of MEDIMORPHUS or its subsidiaries or affiliates at any time within one year preceding the end of the Term (in a manner which could have the effect of such person, firm or entity reducing its business with MEDIMORPHUS or its subsidiaries or affiliates), induce or attempt to induce any such customer or any supplier or other business relation of MEDIMORPHUS or its subsidiaries or affiliates to reduce its business with MEDIMORPHUS or its subsidiaries or affiliates, or solicit or attempt to solicit any employees of MEDIMORPHUS or its subsidiaries or affiliates to leave the employ of MEDIMORPHUS or its subsidiaries or affiliates or hire any such current or former employees. During the one-year period following the Date of Termination, the Employee shall also not solicit business from or service any prospective customer of MEDIMORPHUS or its subsidiaries or affiliates. For purposes of this Section 6(d), a “prospective customer” shall mean a potential customer which MEDIMORPHUS or its subsidiaries or affiliates have solicited or with which MEDIMORPHUS or its subsidiaries or affiliates has had discussions concerning potential business at any time during the one year preceding the end of the Term.

(e) The Employee agrees to disclose immediately to MEDIMORPHUS (or any persons designated by it) and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings and works of authorship, including all writings, computer programs, software and firmware, written or created by the Employee solely or jointly with others, which works are made or conceived in the course of employment with MEDIMORPHUS, or with the use of MEDIMORPHUS’s time, material, facilities or funds, or which relate to or are suggested by any subject matter with which the Employee’s employment by MEDIMORPHUS may bring the Employee into contact or which relate to any investigations or obligations undertaken by or on behalf of MEDIMORPHUS belong to MEDIMORPHUS. The Employee further agrees that all such works which are copyrightable works are “works made for hire” under the copyright laws, of which MEDIMORPHUS is the author and the beneficiary of all rights and protections afforded by the law of copyright in any and all countries. The Employee agrees to assist MEDIMORPHUS without further charge during the term of his employment, and after termination of his employment at an hourly rate based on the Employee’s most recent Base Salary, through counsel designated by MEDIMORPHUS, to execute, acknowledge and deliver all such further papers, including assignments, applications for copyright registration (in the United States or in any foreign country), oaths, disclaimers or other instruments, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid works, as may be deemed necessary by MEDIMORPHUS or by its nominees to effectuate the vesting or perfecting in MEDIMORPHUS or its nominees of all rights and interest in and to said works and copies thereof, including the exclusive rights of copying and distribution.

(f) All documents, records, notes, computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, reports, customer lists, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with MEDIMORPHUS’s or any subsidiary’s or affiliate’s business and plans, and those of others entrusted to MEDIMORPHUS or any subsidiary or affiliate, which are prepared or created by the Employee or which may come into his possession during or as a result of his employment, are the property of MEDIMORPHUS, and upon termination of his employment or such earlier time as requested by the CEO, the Employee agrees to return all such matters and writings and all copies thereof (including such copies as are in electronic form) to MEDIMORPHUS. MEDIMORPHUS may withhold the Employee’s outstanding salary checks against return of these materials and any other materials of MEDIMORPHUS or its subsidiaries or affiliates.

(g) If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated in any provision of this Section 6 are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Employee agrees that the restrictions contained in this Section 6 are reasonable and necessary and, since the Employee has general business skills which may be used in industries other than that in which MEDIMORPHUS conducts its business, do not impose an undue hardship on him or deprive him of his livelihood.

(h) In the event of the breach or a threatened breach by the Employee of any of the provisions of this Section 6, MEDIMORPHUS, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

Section 7. Successors; Binding Agreement.

(a) MEDIMORPHUS shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of MEDIMORPHUS, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in substantially the same manner and to substantially the same extent that MEDIMORPHUS would be required to perform it if no such succession had taken place. Failure of MEDIMORPHUS to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from MEDIMORPHUS in the same amount and on the same terms as he would be entitled to hereunder if he terminated this Agreement for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 8. Notice.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one (1) day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to MEDIMORPHUS and the Employee at the addresses indicated below or to such other address or to the attention of such other person as the receipt party has specified by prior written notice to the sending party.

If to MEDIMORPHUS:

Medimorphus.com, Inc.

c/o CompHealth, Inc.

4021 South 700 East

Suite 300

Salt Lake City, UT 84107

Attention: Sean Dailey

Facsimile: (801) 284-6882

With a copy (which shall not constitute notice) to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, IL 60601

Attention:	William S. Kirsch, P.C.

Jeffrey Seifman

Telephone:	(312) 861-2000
Facsimile:	(312) 861-2200

If to the Employee:

Scott Beck

c/o Medimorphus.com, Inc.

4021 South 700 East

Suite 400

Salt Lake City, UT 84107

Section 9. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by a party hereto at any time of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah without regard to any choice of law or conflict of law principles or rules (whether of the State of Utah or any other jurisdiction). The language used in this Agreement shall be deemed to be the language chosen jointly by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 10. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 11. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of taken together shall constitute one and the same instrument.

Section 12. Entire Agreement

This Agreement and the documents expressly referred to herein set forth the entire agreement of the parties hereto in respect of the subject matter hereof and supersede any and all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and all prior agreements of the parties hereto in respect of the subject matter hereof are hereby terminated and canceled.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

MEDIMORPHUS.COM, INC.

By:	/s/ Michael R. Weinholtz
Its:	President & CEO

/s/ Scott Beck
Scott Beck